Exhibit 10.1

NEITHER THIS CONVERTIBLE LOAN AGREEMENT NOR THE SECURITIES INTO WHICH THE LOANS MADE PURSUANT HERETO ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Convertible Loan Agreement

This Convertible Loan Agreement (the “Agreement”) is made and entered into as of March 9, 2020 (the “Effective Date”), by and among UAS Drone Corp., an OTC corporation having its registered office at 420 Royal Palm Way, Palm Beach FL 33480, USA (the “Company”) and [________] (the “Lender”).

Whereas,	the Company and Duke Robotics, Inc., a company with its headquarters at 515 Las Olas Blvd., Ft. Lauderdale, FL 33301 (“Duke”), entered into that certain Share Exchange Agreement, dated March 4, 2020 attached hereto as Exhibit A (the “Share Exchange Agreement”), pursuant to which Duke shall become a majority owned subsidiary of the Company (the “Share Exchange”);

Whereas,	as part of the Share Exchange, the Board of Directors of the Company has determined that it is in the best interest of the Company to raise capital by means of convertible loans, in an aggregate principal amount of USD $965,000;

Whereas,	the Company desires to issue and sell to the Lender, and the Lender, severally and not jointly with any other security holder of the Company, desires to purchase from the Company, the Securities (as defined herein) subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D and Rule 903 of Regulation S (“Regulation S”) promulgated thereunder;

Whereas,	the Loan and the Conversion Shares, collectively are referred to herein as the “Securities”); and

Whereas,	the Lender desires to provide the Loan to the Company pursuant to the terms and conditions set forth herein.

Now Therefore, the Company and the Lender (each, a “Party” and collectively, the “Parties”), agree as follows.

1.	Interpretation; Definitions

1.1.	The recitals above and schedules hereto constitute an integral part hereof.

1.2.	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.	The Loan

2.1.	At the closing of the Share Exchange, the Lender shall provide the Company a convertible loan (the “Loan”) in the amount of $241,250 (the “Loan Principal”).

2.2.	At the Closing (as such term is defined below) the Lender shall pay the Loan Principal in U.S. dollars, to the Company by way of a bank transfer. Prior to the Closing, the Lender shall deposit the Loan Principal with an escrow agent, pursuant to the terms of the Escrow Agreement annexed hereto as Exhibit B.

2.3.	The Loan Principal shall bear simple interest at a rate equal to 15% per annum commencing on the date the Company receives the Loan Principal and until full repayment thereof in accordance with the terms hereof (the “Interest”, and the Loan Principal and the Interest accrued thereon, the “Loan Amount”). The Interest shall be computed on the basis of a 360-day year, comprised of twelve months counting 30 days each. For periods of indebtedness of less than one month the Interest shall be calculated pro rata to the actual number of days of the month then elapsed. For the avoidance of doubt, the Interest is not contingent on inter alia the receipts, sales, income, profits, cash flow, receivables or property of the Company, or any dividends, distributions, or similar payments thereby.

2.4.	The Company shall bear all bank costs, charges, fees, conversion costs and commissions imposed on the Lender related to the transfer of each payment to and from the Lender hereunder.

3.	Repayment

3.1.	The Loan Principal shall be due and repaid by the Company to the Lender on the one-year anniversary of receiving the Loan Principal, subject to any permitted extensions as set forth herein (the “Maturity Date”).

3.2.	Subject to its compliance with any and all terms of the material terms of this Agreement, the Company may extend the Maturity Date for one year by providing written notice to the Lenders up to two months prior to the Maturity Date; in such event, all the provisions of this Agreement will continue to apply. The Company shall not be entitled to extend the Maturity Date, if, following the Closing, it has funded its operations in any manner other than the sale and issuance of its Common Stock (“Equity Funding”). For the avoidance of doubt, the issuance of convertible debentures or other forms of indebtedness, whether convertible into equity of the Company or not, shall not be deemed Equity Funding.

3.3.	The Interest shall be paid by the Company on a monthly basis by no later than the 15th day of each calendar month.

3.4.	The Company may repay the outstanding Loan Amount in full, and any part thereof, at any time, with no prepayment penalty. However, the Company shall provide the Lender with 3 business days written notice prior to such repayment, during which time the Lender may elect to convert any or all of the outstanding Loan Amount into Conversion Shares as provided herein.

3.5.	Any payments to be made by the Company to the Lender hereunder shall be paid by way of a bank transfer to the Lender’s bank account pursuant to wiring instructions given in writing by the Lender, in U.S. dollars.

3.6.	The Company shall pay any and all amounts due hereunder without setoff, deduction, counterclaim or defence of any kind, unless such deduction or withholding is required by law.

3.7.	All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Agreement, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges, then to the payment of interest and finally to the reduction of the unpaid principal balance of the Loan.

3.8.	Mandatory Payments. In addition to all other principal and interest payments provided for in this Agreement, the Company shall also make mandatory payments in accordance with the provisions in this Section.

(a) Disposition of Assets. Upon the sale or other disposition or encumbrance of any material assets by the Company or any subsidiary of the Company, the Company shall make a mandatory prepayment, on the date of such sale or other disposition, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to such sale or disposition. The foregoing shall not apply to the sale of products by the Company or its subsidiary to their customers in the ordinary course of business. All references in this Agreement to a subsidiary of the Company, shall refer to Duke and its subsidiary, Duke Airborne Systems Ltd. Israeli Company number 515051282.

(b) Change of Control. The Company shall make a mandatory prepayment of the entire Loan Amount, on the date following the Closing upon which it ceases to own free of pledges, liens or other encumbrances 95% (ninety five Percent) of the issued and outstanding securities of Duke Robotics, Inc, in an amount equal to one hundred percent (100%) of the then unpaid Deemed Outstanding Portion of the Term Loan and the interest of the Term Loan; provided, however that the parties agree that the implementation of the second stage of the acquisition of Duke as contemplated by the Share Exchange Agreement, or the transfer of the shares of Duke to a wholly owned subsidiary of the Company, shall not trigger this Section 3.8(c).

(c) Additional Indebtedness/Financing. In any event following in which the Company or its subsidiary obtains debt financing of any kind or receives monies in consideration for any redeemable securities or other forms of indebtedness, 25% of all proceeds received by the Company or its subsidiary in connection with such financing shall be used to repay the Loan, and such amount of the Loan Amount shall be deemed due and payable.

4.	Conversion of the Loan Amount

4.1.	Conversion. At any time prior to the full repayment of the Loan Amount to the Lender, the Lender shall have the right to convert all or any of the then outstanding and unpaid portion of the Loan Amount into shares of the Company’s stock (the “Conversion Shares”) upon prior written notice to the Company.

4.2.	The Conversion Shares shall have the same rights, preferences and privileges attached to the shares of common stock shares of the Company, having a par value of 0.0001 each (“Common Stock”), as set forth in the Certificate of Incorporation of the Company, as amended and as in affect at such time. Notwithstanding the preceding sentence, if the Company issues shares of stock other than Common Stock or other securities (“Alternate Securities”) prior to the full conversion or repayment of the Loan Amount, then the Lender shall be entitled to declare that the Conversion Shares shall be Alternate Securities having the same class, rights, preferences and privileges as will be attached to such class of Alternate Securities; provided that in order to receive Alternate Securities, the Lender shall be required to convert the unpaid balance and accrued and unpaid Interest of the Loan in full. For the avoidance of doubt, if the Company issues, in connection with a financing or otherwise, various securities, whether independently issued or bundled together, stocks, options, warrants, debentures or any other securities, the Lender shall be entitled to elect to convert the Loan Amount into any of the debentures, warrants or securities or any bundling thereof, at the Conversion Price, as applicable thereto. Upon the conversion of the Loan and accrued and unpaid Interest into Alternate Securities, the Loan and this Agreement shall be deemed terminated and the Loan and Interest shall be deemed to be satisfied in full.

4.3.	Conversion Price. The conversion price for the Loan Amount (the “Conversion Price”) shall be determined, with respect to each conversion of the Loan Amount, at the time of such conversion, as a price per share equal to the lower of:

(i) the lowest effective price per share set in connection with any funds raised by the Company during the six months following the Closing. Effective price per share means (i) if only shares of Company Common Stock are sold in a transaction, the amount actually received in cash by the Company and (ii) if shares of Company Common Stock are sold in a transaction and, in connection therewith additional securities or rights are sold or otherwise issued, the amount actually received in cash by the Company, for the shares of Company Common Stock and such additional rights upon their issuance, reduced by the aggregate fair market value of the additional rights (as determined using the Black-Scholes option pricing model or another method determined by the Company in good faith), in each case divided by the number of shares of Company Common Stock issued in such transaction;

(ii) 80% of the lowest effective price per share set in connection with any funds raise by the Company at any time subsequent to six months following Closing until such time as the Loans are fully repaid or otherwise converted;

(iii) a price per share reflecting a post-money valuation of the Company of USD $15,000,000 following the next investment in the Company following Closing; or,

(iv) the New Conversion Price as such term is defined in the debentures dated as of even date herewith between the Company and Alpha Capital Anstalt and GreenBlock Capital.

Item (ii) above shall not be available to the Lender if the Lender elected that the Conversion Shares into which that part of the Loan Amount is being converted is an Alternate Security.

4.4.	Conversion Upon Liquidity Event. Without derogating from the foregoing, if prior to the Maturity Date, the Company enters into a definitive agreement to consummate an M&A Transaction (as defined below) or an underwritten public offering (an “Public Offering” and together with an M&A Transaction, a “Liquidity Event”), and if the Loan Amount has not previously converted or been repaid pursuant to the terms provided herein, the Lender shall have the right to elect (i) to convert the entire Loan Amount into the most senior class of shares issued by the Company immediately prior to the closing of the Liquidity Event; or (ii) have the entire Loan Amount repaid. The conversion price for the Loan Amount in a Liquidity Event shall be a price per share equal to the lower of: (a) a price per share reflecting the valuation of the Company in the Liquidity Event, on a fully diluted basis, 80% (eighty percent) of the price per share determined in such Liquidity Event as follows: (i) when such Liquidity Event is Public Offering, the lowest offer/issue price; (ii) when such Liquidity Event is an M&A Transaction, as calculated by dividing the aggregate consideration payable to the shareholders of the Company or as applicable, to the Company, by the number of issued and outstanding shares of the Company at the time of such Liquidity Event, on a fully diluted and as converted basis. In the event of a Liquidity Event in which a number of valuations are used for determining the consideration to be paid to shareholders, the lowest valuation shall apply; and (b) the Conversion Price determined in accordance with Section 4.3 above.

The Company shall notify the Lender in writing at least 21 days ahead of the proposed consummation of the Liquidity Event. Within 7 days of the date of the Company’s notice, the Lender shall notify the Company in writing, as to whether its Loan Amount shall be converted or repaid in accordance with this Section 4.4. Should the Lender not notify the Company within the prescribed period, it shall be deemed to have elected to convert its Loan Amount.

For the purpose herein an “M&A Transaction” shall mean: (i) a merger, reorganization or consolidation or any other similar transaction or acquisition of the Company, as a result of which the shareholders of Duke prior to the Closing of the Share Exchange, do not own, by virtue of their shareholdings in the Company prior to such event, a majority of the voting shares of the surviving entity (which surviving entity may be the Company) or acquiring entity or the parent company of such surviving or acquiring entity, or (ii) the disposition of all or substantially all of the assets of the Company (including by way of a grant of an exclusive license or lease to all or substantially all of the Company’s or any subsidiary’s intellectual property), or (iii) a sale or other disposition of all or substantially all of the shares (including without limitation by way of repurchase or redemption by the Company) or a sale or any other transaction or series of related transactions in which all or substantially all of the issued and outstanding share capital of the Company is acquired by any person (other than a Public Offering). For clarification purposes only, any subsequent merger or consolidation between the Company and Duke that occurs subsequent to the closing of the Share Exchange shall not be considered an M&A Transaction. For the purpose herein a “Qualified Financing” shall mean shall mean the first equity raising by the Company after the Closing of at least $4,000,000 (four million US dollars) in equity by third parties who are not shareholders of the Company, or at the election of the Lender, any capital or debt raising of less than $4,000,000 and/or invested by shareholders of the Company; provided that, if prior to the occurrence of a Qualified Financing as per the foregoing, the Company issues equity securities but does not receive proceeds in the aggregate amount of US$4,000,000, the Lender shall be entitled to determine, in its sole discretion, that such issuance be deemed the Qualified Financing for the purpose hereof.

4.5.	Conversion Upon Event of Default. Without derogating from the foregoing, if prior to the Maturity Date, the Company enters into Event of Default (as defined below), then the Lender shall have the right to convert the Loan Amount at the nominal price of the shares ($0.0001 each).

4.6.	Upon conversion of the Loan Amount, the Company shall issue the Conversion Shares to the Lender, free and clear of any lien, pledge, claim, charge, encumbrance or third party rights of any kind, except for any restrictions and limitations under the Company’s Certificate of Incorporation, as amended from time to time (the “Articles”). No fractional shares shall be issued upon conversion, and the number of Conversion Shares due upon conversion shall be rounded to the nearest whole number.

4.7.	Adjustment. The number and kind of securities purchasable initially upon the conversion of the Loan Amount shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.7.1	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding shares, the number of shares issuable upon conversion of the Loan Amount immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding shares, the number of shares issuable upon conversion of the Loan Amount immediately before the combination shall be proportionately decreased. Any adjustment under this Section 4.7.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.7.2	Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of shares entitled to receive a dividend or other distribution payable in additional shares of the Company, then and in each such event the number of shares issuable upon conversion of the Loan Amount shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of shares issuable upon conversion of the Loan Amount by a fraction: (i) the numerator of which shall be the total number of shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of shares issuable upon conversion of the Loan Amount shall be recomputed accordingly as of the close of business on such record date and thereafter the number of shares issuable upon conversion of the Loan Amount shall be adjusted pursuant to this Section 4.7.2 as of the time of actual payment of such dividends or distributions.

4.7.3	Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of shares entitled to receive a dividend or other distribution payable in securities of the Company other than shares, then in each such event provision shall be made so that the Lender shall receive upon conversion of the Loan Amount, in addition to the number of shares receivable thereupon, the amount of securities of the Company that the Lender would have received had the Loan Amount being exercised, had been exercised for Conversion Shares immediately prior to such event (or the record date for such event) and had the Lender thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.7 and the Articles with respect to the rights of the Lender. The Company shall not make any cash dividends or distributions to its shareholders until the entire Loan Amount has been repaid to the Lender.

4.7.4	Other Transactions. Subject to Section 3.8, in the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Lender either by increasing the number of Conversion Shares, adjusting the Conversion Price, and/or by procuring that the Lender shall be entitled, on economically proportionate terms, determined in good faith by the Company’s Board of Directors, to acquire additional shares of the spun-off or split-off entities, in the event of an conversion of the Loan Amount.

4.7.5	Other Dilutive Events. In case any event shall occur as to which the preceding Sections 4.7.1 through 4.7.4 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the rights to receive shares represented by this Agreement in accordance with the essential intent and principles hereof, then, in each such case, the Company's Board of Directors shall, in good faith, determine what adjustments are necessary to preserve the rights of the Lender to receive shares represented by this Agreement.

4.7.6	Adjustment of Exercise Price. Upon each adjustment in the number of Conversion Shares purchasable hereunder, the Conversion Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Conversion Shares purchasable hereunder shall be adjusted.

4.7.7	Share Swap. Subject to Section 3.8, other than pursuant to the Share Exchange Agreement, the Company undertakes not to enter into any share swap agreement or arrangement (such as a merger, reorganization, or sale of all, or substantially all, of the Company’s shares) (“Share Swap”), unless the other company to such a Share Swap agreement undertakes to allot to the Lender, upon, and subject to, the conversion of the Loan Amount, such securities as were swapped for the shares of the Company, as though the Lender had held the Conversion Shares on the record date of the Share Swap. In the event of a Share Swap, the securities issuable upon conversion of the Loan Amount shall be the swapped securities of such other company (not the Company’s shares). Nothing in this Section 4.7.7 shall derogate from any other provision of this Agreement or confer any other interpretation to any other obligation herein.

4.7.8	Notice of Adjustment. Upon any adjustment to the kind of securities purchasable initially upon the conversion of the Loan Amount is triggered pursuant to this Agreement, the Company shall promptly deliver to the Lender by facsimile or email a notice setting forth a brief statement of the facts requiring such adjustment and the relevant conversion price resulting from such adjustment.

5.	Immediate Repayment of the Loan

5.1.	Notwithstanding the foregoing, the Loan Amount shall become due and payable in cash upon the occurrence of any of the following events prior to the Maturity Date (each, an “Event of Default”):

(i)	the liquidation, dissolution or winding up of the Company or any subsidiary of the Company;

(ii)	the filing by the Company or any subsidiary of the Company of any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Company or a subsidiary of the Company or all or any substantial portion of the Company’s assets or such subsidiary’s assets, or makes any general assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(iii)	the filing, other than by the Lender, of an involuntary petition, or any proceeding or case is commenced, against the Company or a subsidiary of the Company (unless such proceeding or case is dismissed or discharged within 30 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, liquidation or moratorium statute now or hereafter in effect; or

(iv)	the appointment of a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) appointed for the Company or a subsidiary of the Company or to take possession, custody or control of all or substantially all of the property of the Company or a subsidiary of the Company.

(v)	the breach by the Company or its subsidiary of any material undertaking or obligation under (1) any financing agreement or credit facility or (2) any other kind of agreement to which the Company is party and such default is deemed an event of default under such agreement or may have a Material Adverse Effect on the Company or its subsidiary, unless such breach is cured within the time prescribed in such agreement. The term Material Adverse Effect means a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Company or its subsidiary.

(vi)	the failure by the Company to fully or timely discharge its duties and obligations under this Agreement. A failure to make payments in full and in a timely manner, shall not be deemed an Event of Default unless the Company has failure to cure such default within five (5) business days. Any other failure set forth in this Section 5 shall not be deemed an Event of Default unless such failure or breach has not been cured within 14 (fourteen) calendar days.

6.	Discharge of the Loan

Upon full and complete repayment of the Loan Amount, or full and complete conversion of the Loan Amount into Conversion Shares, the Loan Amount shall be deemed fully discharged, and the Company shall not have any further duties or obligations with respect thereto.

7.	Closing

7.1.	Closing. Unless any of the representations or warranties of the Company are incorrect at such time, or the Company is non-compliant with any covenants pursuant hereto or representation, warranties or covenants set forth in the Share Exchange Agreement in the form attached to this Agreement (as is, without waivers, consents or modification) the closing of this Agreement (“Closing”) shall take place concurrent with the closing of the Share Exchange. In the event the Share Exchange is not consummated within thirty (30) days from the date hereof, or, is consummated pursuant to or following a waiver of terms, modification of terms, updating of disclosures or any provision allowing the parties thereto to make a determination in accordance with the terms of the Share Exchange Agreement, the Closing of this Agreement shall only occur with the affirmative written consent of the Lender.

7.2.	At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

(i)	Board Resolution. Copies of a duly executed resolution of the Board of Directors shall be delivered to the Lender, by which, inter alia (i) the execution and performance by the Company of this Agreement shall have been approved, and (ii) the issuance and allotment of the Conversion Shares to the Lender upon conversion of the Loan Amount shall have been approved; and

(ii)	Payment. The Lender shall either make the Loan Principal available to the Company by wire transfer, or instruct the Escrow Agent to release the Loan Principal to the Company;

8.	Representations, Warranties, Undertakings and Covenants of the Company

The Company hereby represents and warrants to the Lender that the statements contained in this Section 8 are true and correct as of the Closing:

8.1.	Organization. The Company is duly organized and validly existing under the laws of State of Nevada. The Company has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, and to execute the Agreement, and to consummate the transactions contemplated hereby and thereby.

The Company is not insolvent, has not committed an act of bankruptcy, has not proposed a compromise/arrangement with its creditors generally, and no proceedings of liquidation/dissolution/winding-up, stay of proceedings, receivership, bankruptcy, nomination of any officer of the court, or similar proceedings, have been taken against Company or in connection with any of its assets.

8.2.	Articles. The Articles which will be in effect upon the Closing are as filed with the SEC Reports (as defined herein).

8.3.	Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement or the Escrow Agreement (collectively the “Transaction Documents”), the performance of all obligations of the Company hereunder and thereunder, has been taken or will be taken prior to, or at, the Closing. No third-party consents or authorizations are required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement. This Agreement is duly executed and constitutes valid and legally binding obligations, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

8.4.	No Breach. Neither the execution of the Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Company with the terms and provisions hereof and thereof will conflict with, or result in a material breach or violation of (i) any note, contract, lease, instrument, document or agreement to which the Company is a party of, (ii) the Articles or any other governing instruments, or (iii) any law, statute, ordinance, regulation, order, injunction, decree, or judgment of any court, arbitrator or other competent judicial or governmental authority, applicable to the Company.

8.5.	Share Capital. The registered share capital of the Company is 110,000,000 shares divided into 100,000,000 shares of common stock, $0.0001 par value; and 10,000,000 shares of preferred stock, $0.0001 par value.

The issued share capital of the Company and all warrants, options, convertible securities and/or other rights in the Company, on a fully diluted basis, as of and immediately following the Closing, shall be as set forth in the capitalization table attached as Schedule 8.5 (the “Cap Table”). The shareholders identified in the Cap Table as being shareholders as of the Effective Date, are the lawful owners of record of all of the issued and outstanding share capital of the Company and of all rights thereto.

Except for the transactions contemplated by this Agreement, and except as set forth in the Cap Table and the Articles, there are no other shares, convertible securities or outstanding or committed warrants, options or other rights to subscribe for, purchase or acquire securities from the Company, including without limitation, pre-emptive rights, participation rights, anti-dilution rights or rights of first refusal.

8.6.	Conversion Shares. The Conversion Shares, when issued in accordance with the provisions hereof, shall be duly and validly authorized and issued, shall be issued in compliance with all applicable laws, including the relevant securities laws of the United States, shall be fully paid and non-assessable and shall be issued free and clear of any security interest or pre-emptive rights, except for any restrictions and limitations set forth in the Articles and will be duly registered in the name of the Lenders in the Company’s Shareholders Register.

8.7.	SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) during the 2 years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within the 2 years preceding the date hereof as amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension (including pursuant to SEC from 12b-25). The Company has delivered to the Lender or its representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company and its subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

8.8.	10(b)-5. The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

8.9.	Sarbanes-Oxley Act. The Company and its subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are applicable to the Company and its subsidiaries and effective as of the date hereof.

8.10.	Investment Company. The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Securities, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

8.11.	Registration Rights. Other than as set forth on Schedule 8.11, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company. There are no outstanding registration statements not yet declared effective and there are no outstanding comment letters from the SEC or any other regulatory agency. At Closing the Company and Lender will execute the Registration Rights Agreement in the form attached as Exhibit C (the “Registration Rights Agreement”), providing, inter alia, for the registration, of the Conversion Shares. Certificates evidencing the Conversion Shares shall not contain any legend: (i) while a registration statement covering the resale of such security is effective under the Securities Act (provided that if the holder is selling pursuant to the effective registration statement registering the securities for resale, the holder agrees to only sell such securities during such time that such registration statement is effective and such holder is not aware or has not been notified by the Company that such registration statement has been withdrawn or suspended, and only as permitted by such registration statement), or (ii) following any sale of such Conversion Shares pursuant to Rule 144, or (iii) if such Conversion Shares are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the relevant transfer agent promptly if required by the transfer agent to effect the removal of the legend hereunder. If there is an effective registration statement to cover the resale of the Conversion Shares, or if such Conversion Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission, then such Conversion Shares shall be issued free of all legends.

8.12.	Lock-Ups. Schedule 8.12 sets forth a complete list of all lock-up agreements or share resale restriction agreements or other statutory share resale restrictions, restricting the rights of the counterparty from freely selling shares in the Company owned by such party (“Lock-Up”). Each Lock-Up is valid and in full force and effect and is enforceable by the Company, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 8.12, neither the Company nor any other Person which is a party thereto has violated or breached in any material respect, or committed any material default under, any Lock-Up. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any such Lock-Up; (B) give any Person the right to declare a default or exercise any remedy under any such Lock-Up; (C) give any Person the right to accelerate the maturity or performance of any such Lock-Up; or (D) give any Person the right to cancel, terminate or modify any Lock-Up. The term “Person” means an individual, partnership, firm, corporation, limited liability company, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof

8.13.	Private Placement. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Lender as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the OTCQB-MKT (the “Primary Market”).

8.14.	Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the Primary Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Primary Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

8.15.	Effectiveness; Survival. Each representation and warranty herein is deemed to be made on the date of this Agreement and shall remain in full force and effect for a period of two years following the Effective Date.

8.16.	Use of Funds. The Company shall use the proceeds of the Loan Principal for the working capital needs of its subsidiary Duke Robotics, Inc. in the normal course of business, substantially in accordance with the enclosed budget on Schedule 8.16.

8.17.	Interest Reserve. The Company shall at all times until payment in full of its obligations under this Agreement and termination of this Agreement maintain a reserve equal to three (3) months of Interest, in an account, free and clear of any encumbrances or liens.

8.18.	Most Favored Nation. During the period from the date of this Agreement through the Maturity Date, neither the Company nor its subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor/creditor in a manner more favorable in any material respect to such investor/creditor than a right and benefit established in favor of the Lender by this Agreement, unless, in any such case, the Lender has been provided with such rights and benefits. Nothing herein shall be deemed approval for the Company or its subsidiaries to assume or incur debt with seniority or priority over or equal standing with the Loan.

8.19.	Duke/USDR Transaction. Schedule 8.19 hereof contains a list of all material agreements, undertakings, instruments and other arrangements which shall be valid as of the Closing or immediately thereafter, entered into by and between: (i) the Company and its stakeholders (ii) the Company and Duke or its subsidiaries, (ii) the Company and the stakeholders in Duke and (iv) the Company and any third party not previously listed.

8.20.	Seniority. The Company shall observe and maintain that the Loan is senior to any other indebtedness incurred by the Company or its subsidiaries, other than priority granted to suppliers, contractors, employees and non-affiliated officers of the Company as prescribed by law.

8.21.	Public Announcements; Confidentiality. From and after the date of this Agreement,

(i) Company hereby covenants and undertakes to Lender that Company shall not (and shall ensure that its representatives do not) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without Lender’s prior written consent.

(ii) the Parties agree that at all times after the date of this Agreement the Parties shall (and the Parties shall ensure that their respective representatives) keep strictly confidential all information relating to the Company and the Lender.

(iii) Notwithstanding that which is stated elsewhere in this Agreement, to the extent that Company is required under any applicable securities law, or by the applicable rules of any stock exchange on which Company lists its securities, to deliver any notice to a stock exchange or relevant securities regulatory authority and/or issue any public announcement with respect to the commercial relationship between the Parties hereto and/or this Agreement, including the filing of a copy of this Agreement or any schedules, exhibits or annexes thereof, as may be required by law, it shall be permitted to make such announcement, or file such filing. Notwithstanding the foregoing, the form of the first public announcement which is required to be to be submitted by the Company to the Commission in connection with this Agreement is attached hereto as Schedule 8.21. Without prejudice to the foregoing, with respect to any subsequent public disclosure of the terms of this Agreement which has not been previously made public, including the filing of the form of this Agreement, Company shall give advance notice to Lender of such impending disclosure which shall be coordinated with the Lender, and Company shall endeavor in good faith to assist the Lender to secure and enable confidential treatment of confidential parts of the Agreement.

9.	Representations and Warranties of the Lender

9.1.	The Lender hereby represents and warrants to the Company (severally and not jointly with any other lenders making loans to the Company contemporaneously with this Agreement) that the statements contained in this Section 9 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

9.2.	Authorization. The Lender has full power and authority to enter into this Agreement and the Agreement constitutes valid and legally binding obligations, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9.3.	Purchase Entirely for Own Account. This Agreement is made with the Lender in reliance upon the Lender’s representation to the Company, that the Securities are being acquired for investment for the Lender’s own account, and not with a view to the immediate resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

9.4.	Investment Representations. The Lender hereby acknowledges that the Securities have not been registered under the Securities Laws and that they are being offered and sold pursuant to exemptions from registration contained in the Securities Laws based in part upon their representations and warranties contained in this Agreement. Accordingly, Lender hereby represents and warrants as follows:

(i)	Economic Risk. It is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its own interests. Any interest Securities may not be sold, pledged or otherwise transferred or hypothecated unless the Securities are registered pursuant to the Securities Laws, or an exemption from such registration is available under the Securities Laws, and in the absence of such registration or exemption, the Lender must bear the economic risk of this investment indefinitely. It understands that there is no assurance that any exemption from registration under the Securities Laws will be available and that, even if available, such exemption may not allow the transfer all or any portion of the Securities under the circumstances, in the amounts or at the times the Lender might propose.

(ii)	Acquisition for Own Account. The Lender is acquiring the Securities for its own account for investment only, and not with a view towards their distribution or resale, without prejudice, however, to its right, at all times, to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Securities Laws or under an exemption from such registration and in compliance with applicable securities Laws.

(iii)	Protecting Its Interest. By reason of its, or of its management’s (if any), business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(iv)	General Solicitation. The Securities are not being purchased as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(v)	Company’s Information. No offering memorandum or similar disclosure document has been prepared in connection with the offer to acquire the Securities, and it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Company’s reports filed publicly with the SEC and has been afforded access to publicly disclosed information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and that is necessary to make an informed investment decision with respect to the investment in the Company. The only representations and warranties being given by the Company are contained in this Agreement. No broker or agent of the Company has provided any information or advice with respect to the Securities nor is such information or advice necessary or desired.

(vi)	Rule 144. Lender acknowledges that it is aware that Rule 144 under the Securities Act which allows for the public resale of restricted and control securities, as the case may be, if a number of conditions are met, may not necessarily be available with respect to the Securities and, in any event, is available only if certain conditions are satisfied, and that any sale of the Securities that might be made in reliance upon Rule 144 may only be made in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to Lender upon request.

(vii)	Purchaser Status. At the time Lender was offered the Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(viii)	Reserved

(ix)	No Governmental Review. It understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(x)	Restricted Securities. It understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being issued by the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration in the United States of America under the Securities Act only. It understands and acknowledges that: (i) the Securities are being offered and sold without registration under the Securities Laws in a private placement that is exempt from the registration provisions of the Securities Laws and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and it hereby consents to such reliance.

(xi)	Independent Advice. It understands that nothing in this Agreement or any other materials presented to it by or on behalf of the Company in connection with Securities constitutes legal, tax or investment advice.

(xii)	Restrictive Legends. Lender agrees to the imprinting, so long as required, of a legend on any document or certificate evidencing the Securities may be imprinted with the following legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

 “[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE] HAS [NOT] BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES [AND THE SECURITIES ISSUABLE UPON [CONVERSION] OF THIS SECURITY] UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Certificates evidencing the Securities shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such Security is effective under the Securities Act, (ii) following any sale of Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date (the “Effective Date”) of a registration statement if required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any portion of the Loan is converted by the Lender at a time when there is an effective registration statement to cover the resale of the Conversion Shares, such Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this section, it will, no later than 2 Trading Days following the delivery by a Lender to the Company or the Company’s transfer agent of a certificate representing Conversion Shares, issued with a restrictive legend (such 2nd Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Lender a certificate or book entry notation representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this section. The Lender acknowledges that the Company’s agreement hereunder to remove all legends from Conversion Shares is not an affirmative statement or representation that such Conversion Shares are freely tradable. The Lender, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this section is predicated upon the Company’s reliance that the Lender will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

10.	Transfer of Loans

10.1.	The Lender may transfer its rights in the Loan, and following the conversion of the Loan the Lender may transfer the Conversion Shares, without the prior written consent of the Company, subject only to the general limitations on transfer of securities under applicable law.

10.2.	Subject to the provisions of this Section, nothing contained in this Agreement shall be construed as preventing Lender, at any time after the date hereof, from selling, pledging, assigning or transferring the Loan and in connection with any such sale, pledge, assignment or transfer from assigning this Agreement to the purchaser of the Loan.

10.3.	Notwithstanding the foregoing, the Loan is issued as a fully registered instrument and will be registered to the Lender on the books of Company (within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(A)). The Company as registrar of the Loan shall treat the Lender as the absolute owner thereof (unless the Company has been given notice of the transfer of the Loan in accordance with the provisions of the following sentence) for all purposes, including the right to receive payments of principal of, and interest on, the Loan. The right to receive the principal of, and interest on, the Loan may be transferred only upon the delivery to the Company of written notice of such transfer, duly executed by the registered owner of the Loan (or its attorney-in-fact or legal representative) containing information sufficient to enable the Lender to identify each owner of an interest in the Loan, and the surrender of the existing instrument and the reissuance by the Company to the new holder of such instrument or a replacement instrument. Each successor holder shall acknowledge that in order to obtain the benefit of the “portfolio interest exemption” (if applicable) such holder shall provide the necessary withholding certificates (including Internal Revenue Service Form W-8BEN-E). Each permitted transfer of ownership of an interest in the Loan shall be reflected by an entry on the books of the Company after receipt of such notice of transfer. Upon any such sale, pledge, assignment or transfer of the Loan and upon assignment of this Agreement to the purchaser of the Loan, Lender shall be released and discharged from any liability or responsibility with respect to the Loan and any other Transaction Documents and references to “Lender” in this Agreement shall, with respect to any matters thereafter occurring, be deemed to be references to the purchaser of the Loan. Lender and each assignee hereof, agree to indemnify Company and its affiliates and each of their respective owners, members, shareholders, directors, officers, employees, partners, agents, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereinafter affiliated in any manner, against, and hold each of them harmless from, any damage, claim, loss, cost, liability or expense, including interest, penalties, fines, amounts paid in settlement, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action that arise out of or relate to (a) any breach of any representation or warranty contained in any certificate or other instrument delivered by such successor holder, including without limitation form W-8BEN-E, (b) any action, suit or proceeding, whether civil or criminal and whether judicial, administrative, investigative or otherwise (each as made against Company in connection with any claim and/or determination that any such successor holder does not qualify for exemption from U.S withholding tax), and/or (c) any event or circumstance under which Company will be treated as a ‘taxpayer-in-default’ or otherwise will incur damages for not withholding taxes on interest payments made to the Lender or under the Loan.

10.4.	Notwithstanding anything contained herein to the contrary, any violation of Section 10.3 shall not be deemed to be an “Event of Default” as set forth in Section 5.

11.	Miscellaneous

11.1.	RESERVED

11.2.	Applicable Law. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

11.3.	Counterpart Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

11.4.	Entire Agreement. This Agreement constitutes the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties, written or oral, concerning the subject matter hereof and the terms applicable hereto.

11.5.	Amendment. Any term of this Agreement may be amended, waived of modified only with the written consent of the Company and the Lender.

11.6.	Notice. Notice as required herein shall be delivered by hand, by e-mail, fax, by courier service or by registered or certified mail, return receipt requested, postage prepaid. A notice shall be addressed to the other Party at the address listed above, or to another address, which may subsequently be specified in writing by a Party. A notice shall be effective 1 business day after being delivered by hand, e-mail, courier service or by fax, and 7 business days after being sent by registered or certified mail.

11.7.	Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonable necessary to effectuate the purposes of this Agreement.

11.8.	Severability. To the extent that any of the restrictions set forth herein is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, it is the intention that the restrictions set forth in this undertaking be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

11.9.	Independent Nature of Lenders’ Obligations and Rights. The obligations of the Lender under this Agreement are several and not joint with the obligations of any other person providing any loans or other financing to the Company contemporaneously with the Closing, and the Lender shall not be responsible in any way for the performance or non-performance of the obligations of any other person. Nothing contained herein or in any other ancillary document, and no action taken by the Lender pursuant hereto or thereto, shall be deemed to constitute the Lender as being part of a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lender is in any way acting in concert or as a group together with other persons with respect to such obligations or the transactions contemplated by this Agreement. The Lender shall be entitled to independently protect and enforce its rights including, without limitation, the conversion, repayment, or enforcement rights arising out of this Agreement or out of the other ancillary documents, and it shall not be necessary for any other person to be joined as an additional party in any Proceeding for such purpose. The Lender has been afforded the opportunity to be represented by its own separate legal counsel in its review and negotiation of the Agreement. It is clarified that the legal counsel for the Lender represents such Lender exclusively and not the Company nor any other person. It is expressly understood and agreed that, unless stated otherwise, each provision contained in this Agreement and in each other ancillary document is between the Company and the Lender, solely, and not between the Company and any other persons collectively and not between and among the Lender and any other persons.

11.10.	Lender’s Conversion Limitations. The Company shall not effect any conversion of this Agreement, or the Loan, and a Lender shall not have the right to exercise any portion of this Agreement or the Loan, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Lender (together with the Lender’s Affiliates, and any other Persons acting as a group together with the Lender or any of the Lender’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Lender and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion the Loan with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted portion of the Loan beneficially owned by the Lender or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Lender or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 11.10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Lender that the Company is not representing to the Lender that such calculation is in compliance with Section 13(d) of the Exchange Act and the Lender is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 11.10 applies, the determination of whether the Loan is converted (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which portion of the Loan is exercisable shall be in the sole discretion of the Lender, and the submission of a Notice of Conversion shall be deemed to be the Lender’s determination of whether this Agreement and the Loan is convertible (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which portion of the Agreement and the Loan is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this 11.10, in determining the number of outstanding shares of Common Stock, a Lender may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Lender, the Company shall within one (1) Trading Day confirm orally and in writing to the Lender the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Agreement and the Loan by the Lender or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Agreement and the Loan. The Lender, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 11.10, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of the shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Agreement and the Loan held by the Lender, and the provisions of this Section 11.10 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11.10 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Agreement or the Loan.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Convertible Loan Agreement on the date first above written.

UAS Drone Corp.

By:	By:
Title:	Title:

Exhibit A

Share Exchange Agreement

See attached

Exhibit B

Escrow Agreement

See attached.

Exhibit C

Registration Rights Agreement

See attached.

Schedule 8.11

Registration Rights

The following parties possess registration rights:

Elisheva Ansbacher

Ximena Benítez

Noam Danenberg

Moshe Zuk

Eran Meytal

Erez Alroy

Erez Alroy Investments Ltd.

D-Beta One EQ Ltd.

Runuman Ltd.

Shmuel Yanay

ZUK MARBLE PRODUCTS 1998 LTD

Alonim Marketing and Sales Promotion LTD

Alpha Capital Anstalt

GreenBlock Capital

Schedule 8.12

Lock Ups

Schedule 8.19

Duke/USDR Transaction

●	Share Exchange Agreement by and between UAS Drone Corp., Duke Robotics, Inc. and the various stockholders of Duke Robotics, Inc.

●	Securities Exchange Agreement by and between UAS Drone Corp. and GreenBlock Capital

●	Convertible Debenture of UAS Drone Corp. issued to GreenBlock Capital

●	Securities Exchange Agreement by and between UAS Drone Corp. and Alpha Capital Anstalt

●	Convertible Debenture of UAS Drone Corp. issued to Alpha Capital Anstalt

●	Convertible Loan Agreements by and among UAS Drone Corp., and various lenders dated of even date herewith.

●	Share Exchange Agreements by and between UAS Drone Corp. and the Lenders (or their affiliated persons) dated as of even date herewith.